(logo) WELLS FARGO        Commercial Mortgage Servicing

                                               D1050-084, 8th Floor

                                               401 South Tryon St.

               Charlotte, NC 28202

                                               1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of February 1, 2014, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Trust Advisor, U.S. Bank National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian, with respect to Commercial Mortgage Pass-Through Certificates Series 2014-C14 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.                                                                                                        (logo) Together we’ll go far